Exhibit 99.1

Contacts:	William Roberts Vice President, Corporate Communications Phone (610) 321-6288 Vincent Milano Vice President, Chief Financial Officer, Chief Operating Officer Phone (610) 321-6225

VINCENT J. MILANO TO SUCCEED MICHEL DE ROSEN AS PRESIDENT AND CHIEF

EXECUTIVE OFFICER OF VIROPHARMA

- Michel de Rosen to Continue as Chairman of the Board of Directors; Daniel B. Soland

Promoted to Chief Operating Officer -

EXTON, Pa., February 26, 2008 — ViroPharma Incorporated (Nasdaq: VPHM) announced today that, effective March 31, 2008, Vincent J. Milano will succeed Michel de Rosen as president and chief executive officer of the company and has been elected to its board of directors. Mr. de Rosen, who has led the company as president and chief executive officer since 2000, will continue as non-executive Chairman of the Board of Directors. Additionally, Daniel B. Soland will become chief operating officer, also effective March 31, 2008.

“Vinnie joined our company in 1996. We have worked together for eight years, so I know him very well; we have shared great successes and lived through significant challenges together,” commented Michel de Rosen, ViroPharma’s chief executive officer. “The attributes we want from a chief executive officer include a sense of strategic direction and vision, demonstrated integrity, and strong leadership skills. In our time together, Vinnie has demonstrated these characteristics time and time again at a very high level. I am convinced he will be a great chief executive officer and that, under his leadership, our company will go to the next level and then even higher. I obviously remain deeply committed to the future success of ViroPharma. I am returning to France to be closer to my family and become the chief executive officer of a private company. I will continue as Chairman of the Board of ViroPharma and will continue to work with Vinnie on matters of strategic importance to the company.”

De Rosen continued, “I am also delighted to announce that Dan Soland has been promoted to chief operating officer from his previous post as chief commercial officer. Since joining the company in 2006, Dan has been at the helm of our commercial organization, and our ongoing strategic endeavors to prepare for the launch of Camvia™ (maribavir), grow Vancocin®, and expand into Europe. Dan’s operational expertise in manufacturing, commercial, and global market development, his strong business acumen, and remarkable common sense make him the ideal person for the position of chief operating officer of our company.”

“One of the fundamental values Vinnie and Dan share is their customer focus. They know that the reason we exist is to serve our customers, the patients and physicians,” concluded de Rosen.

“I have enjoyed my first 12 years as a member of the ViroPharma team, and I look forward to helping to leading ViroPharma through its next stages of success,” commented Vincent Milano. “I firmly believe in the value of our pipeline products and Vancocin for patients. Michel has been a great leader for our company during his tenure as well as a great mentor and friend to me. The many successes we have had during the past eight years are a direct result of his leadership and passion. On behalf of the ViroPharma team, I want to thank Michel for his dedication, tireless work, creativity, and contribution to the ViroPharma culture.”

Mr. Milano joined the company in 1996. Since 2006, he has served as vice president, chief financial officer and chief operating officer. Mr. Milano has been instrumental in building ViroPharma, including leading efforts in raising nearly $900 million in capital and the acquisitions of Camvia from GlaxoSmithKline, and Vancocin(R) from Eli Lilly and Company. He has played a critical role in all business development and investor relations activities of the company, and has contributed significantly to establishing the strategic direction of the company. Prior to joining ViroPharma, he was with KPMG LLP, independent certified public accountants. Mr. Milano received his bachelor of science degree in accounting from Rider College.

Mr. Soland joined ViroPharma in 2006 as vice president and chief commercial officer from his previous job as president of Chiron Vaccines. At Chiron, Mr. Soland was responsible for managing the vaccine division to annual sales of $1 billion. Prior to Chiron, he was the president and chief executive officer of Epigenesis Pharmaceuticals, a privately held biopharmaceutical company. He previously spent nine years with GlaxoSmithKline as the vice president and director of worldwide marketing operations, and five years as their vice president and director of the U.S. vaccines business unit. Mr. Soland holds a bachelor of science degree in pharmacy from the University of Iowa, in Iowa City, IA.

About ViroPharma Incorporated

ViroPharma Incorporated is committed to the development and commercialization of products that address serious diseases treated by physician specialists and in hospital settings. ViroPharma commercializes Vancocin® approved for oral administration for treatment of antibiotic-associated pseudomembranous colitis caused by Clostridium difficile and enterocolitis caused by Staphylococcus aureus, including methicillin-resistant strains (for prescribing information, please download the package insert at http://www.viropharma.com/Products.aspx). ViroPharma currently focuses its drug development activities in viral diseases including cytomegalovirus (CMV) and hepatitis C (HCV). For more information on ViroPharma, visit the Company’s website at www.viropharma.com.

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